Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the following transactions (collectively, the “Transactions”): (i) this offering of 12 million ordinary shares (the “Offering”) by Horizon Pharma plc (“Horizon” or the “Company”), (ii) the March 2015 private placement of $400 million in aggregate principal amount of 2.5% Exchangeable Senior Notes due 2022 (the “Exchangeable Notes”), (iii) the acquisition of Hyperion Therapeutics (“Hyperion”) by the Company pursuant to a tender offer for all outstanding shares of Hyperion’s common stock for $46.00 per share (the “Offer Price”), which was announced on March 30, 2015 (the “Acquisition”) (iv) the assumed funding of $800 million principal amount of the term loans under a new senior secured term loan facility (the “Senior Secured Term Loans”), the proceeds of which would be used, in addition to a portion of Horizon’s existing cash and a portion of the proceeds of the Offering, to repay $300 million principal amount of outstanding term loans under Horizon’s existing senior secured credit facility (the “Existing Credit Facility”) and certain existing debt of Hyperion, fund a portion of the Offer Price and pay any prepayment premium, fees and expenses in connection with the foregoing, (v) the acquisition of Vidara Therapeutics International Public Limited (“Vidara”) by the Company which closed on September 19, 2014, (the “Merger”) and (vi) $300 million of loans borrowed under the Existing Credit Facility in connection with the Merger.

The historical pro forma combined balance sheet information as of December 31, 2014 is based upon and derived from the historical financial information of the Company and Hyperion and gives effect to the Transactions as if such transactions had occurred on December 31, 2014 except for the acquisition of Vidara and its related financings, which are already reflected in Horizon’s historical balance sheet as of December 31, 2014. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 is based upon and derived from the historical financial information of the Company, Hyperion and Vidara and gives effect to the Transactions as if they occurred on January 1, 2014.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The Merger has been accounted for as a reverse acquisition under the acquisition method of accounting under the provisions of ASC 805. The unaudited pro forma combined financial information set forth below primarily give effect to the following:

•	The application of the acquisition method of accounting in connection with the acquisitions referred to above;

•	The Offering;

•	The issuance of the Exchangeable Notes;

•	The borrowing under the Senior Secured Term Loans; and

•	Transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma combined financial information, that Horizon management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information.

Under ASC 805, assets acquired and liabilities assumed are generally recorded at their acquisition date fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Acquisition are based on a preliminary estimate of fair value as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of developed technology intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Horizon’s management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions. After the closing of the Acquisition, we will complete the appraisals necessary to finalize the required purchase price allocation based upon the fair market values as of the actual closing date of the Acquisition, at which time the final allocation of the purchase price will be determined. The final purchase price allocation will be different than that reflected in the unaudited pro forma purchase price allocation, and those differences could be material.

The unaudited pro forma combined financial information has been prepared by Horizon management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions been completed as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Horizon will experience after the Transactions are completed. In addition, the accompanying unaudited pro forma combined statement of operations do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Hyperion and Vidara, as presented in their respective consolidated financial statements, has been reclassified to conform to the historical presentation in Horizon’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. See Notes 4 and 5 for additional information on the reclassifications that were made to derive the “Historical Hyperion (after conforming reclassifications)” and “Historical Vidara (after conforming reclassifications)” columns in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Horizon included in its Annual Report on Form 10-K for the year ended December 31, 2014, the historical consolidated financial statements of the Hyperion included in its Annual Report on Form 10-K for the year ended December 31, 2014, and Vidara’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, all of which are incorporated by reference herein.

The pro forma financial information contained in this prospectus supplement is based upon certain assumptions with respect to our financing of the Acquisition. Whether the assumed financing sources are available and, if available, the terms of our future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the pro forma financial information. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2014

(In thousands)

	Historical Horizon Pharma plc	Historical Hyperion (after conforming reclassifications) (see Note 4)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$218,807	$102,796	$(344,560)	6(B)	$379,103
			775,000	6(A)
			387,328	6(C)
			(1,071,938)	6(D)
			(38,800)	6(E)
			43,713	6(F)
			(18,624)	6(I)
			325,381	6(H)
Short-term investments		34,487	(34,487)	6(F)	—
Restricted cash	738				738
Accounts receivables, net	73,915	14,864			88,779
Inventories, net	16,865	4,621	11,806	6(G)	33,292
Prepaid expenses and other current assets	14,370	2,632	17,000	6(A)	34,674
			672	6(C)
Deferred tax asset	1,530				1,530

Total current assets	$326,225	$159,400	$52,491		$538,116
Long-term assets:
Long-term investments		9,226	(9,226)	6(F)	—
Property, plant and equipment, net	7,241	1,116			8,357
Developed technology, net	696,963		1,006,900	6(G)	1,703,863
In process research and development	66,000				66,000
Other intangibles, net	7,870	8,816	(8,816)	6(G)	7,870
Goodwill			306,044	6(G)	306,044
Deferred tax asset	18,761				18,761
Other assets	11,564	1,858	(9,467)	6(B)	3,955

Total assets	$1,134,624	$180,416	$1,337,926		$2,652,966

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	21,011	4,669			25,680
Accrued expenses	46,625	13,287			59,912
Accrued trade, discounts and rebates	76,115	10,142			86,257
Accrued royalties – current portion	25,325	2,080	6,493	6(G)	33,898
Deferred revenues - current portion	1,261	224			1,485
Notes payable - current portion	48,334				48,334
Deferred tax liabilities	721		4,167	6(G)	4,888

Total current liabilities	$219,392	$30,402	$10,660		$260,454

Long-Term liabilities:
Long-term debt, net	297,169	18,124	(297,169)	6(B)	1,060,920
			792,000	6(A)
			268,920	6(C)
			(18,124)	6(I)
Accrued royalties, net of current	48,887		75,707	6(G)	124,594
Deferred revenues, net of current	8,144				8,144
Deferred tax liabilities, net	19,570		289,181	6(G)	308,751
Other long-term liabilities	1,258	338			1,596

Total Long-term liabilities	$375,028	$18,462	$1,110,515		$1,504,005

Shareholders’ Equity
Ordinary shares, $0.0001 nominal value; 300,000,000 shares authorized; 124,425,853 shares issued and 124,041,487 shares outstanding at December 31, 2014; 136,425,853 shares issued and 136,041,487 shares outstanding at December 31,2014 pro forma	13	2	(2)	6(J)	13
Treasury stock, 384,366 ordinary shares	(4,585)				(4,585)
Additional paid-in capital	1,269,858	260,225	119,080	6(C)	1,714,319
			325,381	6(H)
			(260,225)	6(J)
Accumulated other comprehensive loss	(4,363)	(50)	50	6(J)	(4,363)
Accumulated deficit	(720,719)	(128,625)	128,625	6(J)	(816,877)
			(96,158)	6(K)

Total shareholders’ equity	$540,204	$131,552	$216,751		$888,507

Total liabilities and shareholders’ equity	$1,134,624	$180,416	$1,337,926		$2,652,966

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Year December 31, 2014

(In thousands, except for share data)

	Historical Horizon Plc	Historical Vidara (after conforming reclassifications) (see Note 5)	Historical Hyperion (after conforming reclassifications) (see Note 4)	Vidara Acquisition Accounting Adjustments			Hyperion Acquisition Accounting Adjustments			Pro Forma Combined
Net sales	$296,955	$50,565	$113,584							$461,104
Cost of sales	78,753	11,290	18,353	28,955	7	(A)	121,237	7	(I)	247,523
				(11,065)	7	(L)

Gross profit	$218,202	$39,275	$95,231	$(17,890)			$(121,237)			$213,581

Operating Expenses:
Research and development	17,460	2,799	20,715	(414)	7	(M)				40,560
Sales and marketing	120,276	17,664	17,367	(8,600)	7	(M)				146,707
General and administrative	88,957	8,253	31,155	(40,227)	7	(C)				79,659
				(5,102)	7	(M)
				(3,377)	7	(B)
Goodwill impairment			30,201							30,201
Depreciation and amortization		487		(487)	7	(E)				—

Total operating expenses	$226,693	$29,203	$99,438	$(58,207)			$—			$297,127

Operating income (loss)	$(8,491)	$10,072	$(4,207)	$40,317			$(121,237)			$(83,546)

OTHER (EXPENSE) INCOME, NET:
Interest expense, net	(23,826)	(605)	(1,046)				(72,167)	7	(F)	(98,199)
							(555)	7	(K)
Loss on induced debt conversion and debt extinguishment	(29,390)									(29,390)
Foreign exchange loss	(3,905)	11								(3,894)
Loss on derivative fair value	(214,995)									(214,995)
Other (expense) income, net	(11,251)	(298)	(699)	8,222	7	(D)				(4,026)
Bargain purchase gain	22,171			(22,171)	7	(G)				—

Total other expense, net	$(261,196)	$(892)	$(1,745)	$(13,949)			$(72,722)			$(350,504)

(Loss) income before income tax (benefit) expense	(269,687)	9,180	(5,952)	26,368			(193,959)			(434,050)
INCOME TAX (BENEFIT) EXPENSE	(6,084)	881	303	(77)	7	(H)	(73,704)	7	(J)	(78,681)

NET INCOME (LOSS)	$(263,603)	$8,299	$(6,255)	$26,445			$(120,255)			$(355,369)

Weighted average shares	83,751,129									95,751,129
Basic & Diluted EPS	$(3.15)									$(3.71)

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

1. Description of transactions

The Acquisition: On March 29, 2015, Horizon Pharma, Inc. (“HPI”), a Delaware corporation and indirect wholly-owned subsidiary of Horizon Pharma plc, Ghrian Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of HPI (“Purchaser”) and Hyperion entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which HPI, through Purchaser, has commenced an offer (the “Offer”) to acquire all of the outstanding shares of the Hyperion’s common stock, par value $0.0001 per share (the “Shares”), for $46.00 per share in cash, without interest, subject to any required withholding of taxes (the “Offer Price”).

The Company plans to pay for the Acquisition with its existing cash, which includes net proceeds from the completed offering of $400 million in aggregate principal amount of the Exchangeable Notes and the anticipated proceeds from this Offering and the Senior Secured Term Loans described below or other debt incurred in lieu thereof.

Exchangeable Notes. On March 13, 2015, Horizon Pharma Investment Limited, a wholly-owned subsidiary of Horizon Pharma plc, completed its private placement of $400 million aggregate principal amount of the Exchangeable Notes to several investment banks acting as initial purchasers who subsequently resold the Exchangeable Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act.

Senior Secured Term Loans: In connection with the Acquisition, on March 29, 2015, the Company entered into a commitment letter (the “Debt Commitment Letter”) with Citigroup Global Capital Markets Inc. (“Citi”) and Jefferies Finance LLC (“Jefferies”), pursuant to which Citi and Jefferies have committed to provide up to $900 million of senior secured term loans pursuant to a term loan facility, the proceeds of which, in addition to a portion of Horizon’s existing cash, would be used to (i) refinance the loans under Existing Credit Facility and certain outstanding debt of the Target (the “Refinancing”), (ii) pay the Offer Price, and (iii) pay any prepayment premiums, fees and expenses in connection with any of the foregoing. The commitment to provide the Senior Secured Term Loans is subject to certain conditions, including the negotiation of definitive documentation for the Senior Secured Term Loans and other customary closing conditions consistent with the Merger Agreement. HPI will pay customary fees and expenses in connection with obtaining the Debt Commitment Letter and the senior secured term loans and has agreed to indemnify the lenders if certain losses are incurred by the lenders in connection therewith. Proceeds the Company receives from the Offering will not reduce the total amount committed under the Debt Commitment Letter.

Merger: On September 19, 2014, the Company acquired Vidara for $601.4 million, comprised of $387.8 million market value of the 31,350,000 Horizon ordinary shares that were held by prior Vidara shareholders immediately following the closing of the Merger plus cash consideration of $213.6 million.

2. Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions ASC 805. The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The adjustments to reflect the acquisition method of accounting are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Cash and cash equivalents, investments, and other tangible assets and liabilities: The carrying amounts of tangible assets and liabilities were assumed to approximate current fair value.

Inventories: Inventories acquired included raw materials and finished goods. Inventories are recorded at their current fair values. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

Developed technology: Developed technology intangible assets reflect the estimated value of Hyperion’s rights to its currently marketed products. The fair value of developed technology was determined using an income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for Hyperion’s product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of developed technology will be capitalized as of the acquisition date and subsequently amortized over the 8 years, which is the period in which over 90% of the estimated cash flows are expected to be realized.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired.

Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located. Hyperion’s developed technology as of the acquisition date was located in the United States where a U.S. tax rate of 38% is being utilized and a deferred tax liability is recorded. Upon consummation of the Acquisition, Hyperion will be a member of the Company’s U.S. tax consolidation group. As such, its tax assets and liabilities need to be considered in determining the appropriate amount (if any) of valuation allowance that should be recognized in assessing the realizability of the group’s deferred tax assets. The Hyperion acquisition adjustments resulted in the recording of significant net deferred tax liabilities. Per ASC 740-10-130-18, future reversals of existing taxable temporary differences must be considered in determining the amount of valuation allowance to record. As of year end, the Company has a significant valuation allowance which must be reduced to reflect the addition of Hyperion’s deferred tax liabilities that will provide taxable temporary differences that will be realized within the carryforward period of the group’s available net operating losses and other deferred tax assets. Accordingly, the result will be to recognize the release of the existing Company’s U.S. valuation allowance.

Pre-existing contingencies: The Company has identified a contingent liability potentially payable under previously existing royalty and licensing agreements. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in the Company’s consolidated statement of operations.

The preliminary determination of the fair value of the acquired net assets, assuming the Acquisition had closed on December 31, 2014, is as follows (in thousands, except share and per share data):

Fully diluted equity value (24,369,000 shares at $46 per share)	$1,120,974
Proceeds from exercise of stock options, restricted stock and performance stock units (3.12 million stock options at a weighted average exercise price of $15.75 per share)	(49,036)

Consideration paid	$1,071,938
Book value of assets acquired and liabilities assumed (excluding historical intangible assets of $8,816)	122,736
Step up adjustments:
Inventory step-up	11,806
Developed technology	1,006,900
Accrued royalties, current position	(6,493)
Accrued royalties, net of current	(75,707)
Short-term deferred tax liability	4,167
Long-term deferred tax liability	(289,181)
Goodwill	306,044

$1,071,938

3. Accounting policies

Following the Acquisition, the Company will conduct a review of accounting policies of Hyperion in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the Company and Hyperion that, when conformed, could have a material impact on this unaudited pro forma combined financial information. During the preparation of this unaudited pro forma combined financial information, the Company was not aware of any material differences between accounting policies of the Company and Hyperion, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, this unaudited pro forma combined financial information does not assume any material differences in accounting policies among the Company and Hyperion.

4. Historical Hyperion

Financial information of Hyperion in the “Historical Hyperion (after conforming reclassifications)” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Hyperion as of December 31, 2014. Financial information presented in the “Historical Hyperion (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of earnings of Hyperion for the year ended December 31, 2014, which includes the operations from Andromeda Biotech Ltd. (“Andromeda”) since June 12, 2014, the date of acquisition. The Company does not believe that the operating results for Andromeda prior to its acquisition by Hyperion on June 12, 2014 are material to the combined entity and as such have not been included in the unaudited pro forma combined statement of operations. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Hyperion.

Reclassifications in Hyperion’s unaudited pro forma combined balance sheet for the year ended December 31, 2014 are as follows (in thousands, except share data):

	Historical Hyperion (before conforming reclassifications)	Reclassifications			Historical Hyperion (after conforming reclassifications)
Assets
Current assets:
Cash and cash equivalents	$102,796				$102,796
Short-term investments	34,487				34,487
Accounts receivables, net	14,864				14,864
Inventories, net	4,621				4,621
Prepaid expenses and other current assets	2,632				2,632

Total current assets	$159,400	$—			$159,400

Long-term assets:
Long-term investments	9,226				9,226
Property, plant and equipment, net	1,116				1,116
Other intangibles, net	8,816				8,816
Other assets	1,858				1,858

Total assets	$180,416	$—			$180,416

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	4,669				4,669
Accrued expenses	25,509	(12,222)	4	(A)	13,287
Accrued trade, discounts and rebates		10,142	4	(A)	10,142
Accrued royalties-current portion		2,080	4	(A)	2,080
Deferred revenues – current portion	224				224

Total current liabilities	$30,402	$—			$30,402

Long-term liabilities:
Long-term debt, net	18,124				18,124
Deferred rent	338	(338)	4	(B)	—
Other long-term liabilities		338	4	(B)	338

Total long-term liabilities	$18,462	$—			$18,462

Stockholders’ equity:
Common stock, par value $0.0001 – 100,000,000 shares authorized at December 31, 2014; 20,747,013 shares issued and outstanding at December 31, 2014	2				2
Additional paid-in capital	260,225				260,225
Accumulated other comprehensive loss	(50)				(50)
Accumulated deficit	(128,625)				(128,625)

Total stockholders’ equity	$131,552	$—			$131,552

Total liabilities and stockholders’ equity	$180,416	$—			$180,416

(A)	Accrued trade, discounts and rebates of $10,142 and accrued royalties of $2,080 have been reclassified out of accrued expenses and into separate financial statement line items to conform to the Company’s presentation.
(B)	Represents the reclassification of $338 from deferred rent to other long-term liabilities to conform to the Company’s presentation.

Reclassifications in Hyperion’s unaudited pro forma combined statement of operations for the year ended December 31, 2014 are as follows (in thousands):

	Historical Hyperion (before conforming reclassifications)	Reclassifications			Historical Hyperion (after conforming reclassifications)
Net sales	$113,584	$—			$113,584
Cost of sales	13,727	4,626	4	(C)	18,353

Gross profit	$99,857	$(4,626)			$95,231

Operating Expenses:
Research and development	20,715				20,715
Sales and marketing		17,367	4	(D)	17,367
General and administrative		31,155	4	(D)	31,155
Goodwill impairment	30,201				30,201
Depreciation and amortization	4,626	(4,626)	4	(C)	—
Selling general and administrative	48,522	(48,522)	4	(D)	—

Total operating expenses	$104,064	$(4,626)			$99,438

Operating income (loss)	$(4,207)	$—			$(4,207)

Other (Expense) Income, Net:
Interest expense, net	(1,601)	555	4	(E)	(1,046)
Interest income	555	(555)	4	(E)	—
Other (expense) income, net	(699)				(699)

Total other expense, net	$(1,745)	$—			$(1,745)

Loss before income tax expense	(5,952)				(5,952)
Income Tax Expense	303				303

Net Loss	$(6,255)	$—			$(6,255)

(C)	Intangible amortization expense of $4,626 in Hyperion’s historical statement of operations has been reclassified to cost of sales to conform to the Company’s presentation.
(D)	Selling, general and administrative expenses in Hyperion’s historical statement of earnings included $17,367 of sales and marketing expenses and $31,155 of general and administrative expenses that has been reclassified to conform to the Company’s presentation.
(E)	Interest income of $555 in Hyperion’s’ historical statement of operations has been reclassified to interest expense, net to conform to the Company’s presentation.

5. Historical Vidara

Financial information presented in the “Historical Vidara (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2014 represents Vidara results of operations as a stand-alone entity for the period from January 1, 2014 to September 18, 2014, which were derived from its unaudited combined financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and the stub period from July 1, 2014 to September 18, 2014. Financial information of Vidara subsequent to September 18, 2014 is included in the statement of operations of the Company for the year ended December 31, 2014.

Reclassifications and classifications in Vidara’s unaudited pro forma combined statement of operations for the year ended December 31, 2014 are as follows (in thousands):

	Historical Vidara (for the six months ended June 30, 2014)	Historical Vidara Stub Period (July 1, 2014 to September 18, 2014)	Historical Vidara (January 1, 2014 to September 18, 2014)	Reclassifications			Historical Vidara (after conforming reclassifications)
Net sales	$35,746	$14,819	$50,565	$—			$50,565
Cost of sales	1,660	630	2,290	2,497	5	(A)	11,290
				6,503	5	(B)

Gross profit	$34,086	$14,189	$48,275	$(9,000)			$39,275

Operating Expenses:
Research and development				2,799	5	(C)	2,799
Sales and marketing				17,664	5	(D)	17,664
General and administrative	6,134	4,760	10,894	(2,799)	5	(C)	8,253
				158	5	(E)
Selling expenses	3,792	13,872	17,664	(17,664)	5	(D)	—
Depreciation and amortization	2,272	870	3,142	(2,497)	5	(A)	487
				(158)	5	(E)
Royalty expense	4,935	1,568	6,503	(6,503)	5	(B)	—

Total operating expenses	$17,133	$21,070	$38,203	$(9,000)			$29,203

Operating income (loss)	$16,953	$(6,881)	$10,072	$—			$10,072

Other (Expense) Income, Net:
Interest expense, net	(516)	(89)	(605)				(605)
Foreign exchange gain		11	11				11
Other (expense) income	(22)	(276)	(298)				(298)

Total other expense, net	$(538)	$(354)	$(892)	$—			$(892)

Income (loss) before income tax (benefit) expense	16,415	(7,235)	9,180				9,180
Income Tax (Benefit) Expense	724	157	881				881

Net Income (Loss)	$15,691	$(7,392)	$8,299	$—			$8,299

(A)	Intangible amortization expense of $2,497 in Vidara’s historical statement of operations has been reclassified to cost of sales to conform to the Company’s presentation.

(B)	Royalty expense of $6,503 in Vidara’s historical statement of operations has been reclassified from operating expenses to cost of sales to conform to the Company’s presentation.
(C)	Represents $2,799 of general and administrative expenses in Vidara’s historical statement of operations that has been reclassified to research and development expenses to conform to Horizon’s presentation.
(D)	Represents $17,664 of selling expenses in Vidara’s historical statement of operations that has been reclassified to sales and marketing to conform to the Company’s presentation
(E)	Depreciation expense of $158 in Vidara’s historical statement of operations has been reclassified to general and administrative expense to conform to the Company’s presentation.

6. Unaudited Pro Forma Combined Balance Sheet Adjustments

A.	Assumes that the Company will incur $800 million principal amount of debt in the form of the Senior Secured Term Loans (the terms of which are based on those set forth in Debt Commitment Letter), the proceeds of which would be used, in addition to a portion of the Company’s existing cash and a portion of the proceeds of the Offering, to repay the outstanding term loans under the Existing Credit Facility (see Note 6(B)) and certain existing debt of Hyperion, fund a portion of the Offer Price and pay any prepayment premium, fees and expenses in connection with the foregoing. Financing fees associated with the Senior Secured Term Loans are estimated to be $17 million.

For the Senior Secured Term Loans, the following adjustments are included:

Debt	$800,000
Original Issue Discount (“OID”)	$(8,000)

Debt, net of OID	$792,000
Deferred financing fees	$(17,000)

Cash proceeds	$775,000

B.	For the extinguishment of the $300 million principal amount of term loans under the Existing Credit Facility, the following adjustments are included:

Liability net of OID	$297,169
OID (See Note 6(K))	$2,831

Existing Credit Facility	$300,000
Penalty for early payment (See Note 6(K))	$44,560

Cash payment	$344,560
Write-off of deferred financing fees (See Note 6(K))	$9,467

As disclosed elsewhere, in lieu of borrowing the committed amounts under the Debt Commitment Letter and subsequent to the Offering, the Company may borrow up to an aggregate of $800 million pursuant to an offering of senior notes and the arrangement of term loans, the terms of which may deviate from those included in the Debt Commitment Letter.

C.	Reflects the $400 million aggregate principal amount of Exchangeable Notes issued in March 2015 for general corporate purposes, including financing new acquisitions, which includes the following adjustments (in thousands):

Exchangeable Notes	$400,000
OID (contra debt account)	$(131,080)

Long –term debt, net	$268,920
APIC (conversion feature)	$119,080
Deferred financing fees	$(672)

Cash proceeds	$387,328

The foregoing adjustments reflect the application of ASC 470-20, “Debt with Conversion and Other Options, Cash Conversion”, which requires issuers to separately account for the debt and equity components of certain types of convertible debt instruments.

D.	Represents the cash consideration to be paid for the Acquisition of $1,121 million, net of $49 million of cash proceeds related to the assumed exercise of Hyperion stock options (see Note 6(G)).

E.	Represents the cash to be paid for the following estimated transaction fees associated with the Acquisition (in thousands):

Horizon advisory expenses	$17,200
Hyperion advisory expenses	$17,600
Horizon and Hyperion legal expenses	$4,000

(See Note 6(K))	$38,800

F.	Represents the liquidation of the short-term and long-term investments and conversion into cash to fund a portion of the Acquisition, payoff Hyperion’s existing debt and the net settlement of Hyperion stock options, restricted stock units and performance stock units.

G.	Reflects the preliminary purchase price adjustments for the Acquisition based upon the following preliminary purchase price allocation (in thousands, except share and per share data):

Fully diluted equity value (24,369,000 shares at $46.00 per share)	$1,120,974
Proceeds from exercise of stock options, restricted stock and performance stock units (3.12 million stock options at a weighted average exercise price of $15.75 per share)	(49,036)

Consideration paid	$1,071,938

Book value of assets acquired and liabilities assumed (excluding historical intangible assets of $8,816)	122,736
Step up adjustments:
Inventory step-up	11,806
Developed technology	1,006,900
Accrued royalties, current	(6,493)
Accrued royalties, net of current	(75,707)
Short-term deferred tax liability	4,167
Long-term deferred tax liability	(289,181)
Goodwill	306,044

$1,071,938

H.	Represents the estimated net proceeds of $325.4 million from the Offering (in thousands, except share data):

Number of ordinary shares	12,000,000
Offer price per share (as of 4/10/15)	$28.48
Gross proceeds	$341,760
Underwriter fees (4.5%)	$(15,379)
Other estimated expenses	$(1,000)

Net proceeds	$325,381

A $1.00 increase (decrease) in the assumed public offering price of $28.48 per share would increase (decrease) the net proceeds to the Company from the Offering by approximately $11.5 million, assuming that the number of shares offered by the Company, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

Pro forma earnings per share gives effect to the issuance of 12 million ordinary shares from the Offering and the adjustments to the unaudited pro forma combined statement of operations described in Note 7.

I.	Represents the cash used to retire the existing Hyperion debt of $18.1 million and $0.5 million (see Note 6(K)) of penalties for early payment.

J.	Represents the elimination of Hyperion’s stockholders’ equity.

K.	Represent the elimination of estimated future Acquisition costs and penalties for early payment of debts as follows (in thousands):

Estimated future Acquisition costs (See Note 6(E))	$38,800
Penalty for early payment of Existing Credit Facility (See Note 6(B))	$44,560
Write-off of deferred financing fees for Existing Credit Facility (See Note 6(B))	$9,467
OID of Existing Credit Facility (See Note 6(B))	$2,831
Penalty fees for Hyperion Debt (See Note 6(I))	$500

$96,158

7. Unaudited Pro Forma Combined Statement of Operations

A.	Reflects the amortization expense related to the fair value of identifiable intangible assets recognized related to the Merger, as follows (in thousands):

Type of Intangible	Fair Value Adjustment	Useful Lives (Years)	For the Period Ending 9/18/2014
Customer Relationship	$8,100	10	$580
Developed Technology	$560,000	13	$30,872

	$568,100		$31,452
Historical Amortization expense			$(2,497)

Increase to pro forma amortization expense			$28,955

B.	Reflects the elimination of Vidara transaction costs related to the Merger of $3.4 million. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees incurred by Vidara directly related to the Merger.

C.	Reflects the elimination of the Company’s transaction costs related to the Merger of $40.2 million. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees incurred by the Company directly related to the Merger.

D.	Reflects the $5.0 million of commitment fees incurred on a bridge loan commitment prior to executing the Existing Credit Facility and $3.2 million of commitment fees incurred on the Existing Credit Facility prior to its funding on September 19, 2014. The impact of these fees is not included in the unaudited pro forma combined statement of operations since this cost is expected to be nonrecurring in nature.

E.	The pro forma adjustment reflects the elimination of $487 related to historical Vidara amortization of deferred financing fees.

F.	This pro forma adjustment reflects the interest expense, amortization of OID and deferred financing fees on (a) $400 million principal amount of 2.5% Exchangeable Notes issued in March 2015 and (b) $800 million principal amount of Senior Secured Term Loans assumed to have been entered into to finance in part the Acquisition. The adjustment also reflects the elimination of any historical interest expense for debt that will be extinguished as part of the Acquisition (in thousands):

Description of Debt	Principal Amount	Interest Rate	Interest Payment	Amortization of OID	Amortization of Deferred Financing Fees	Interest Expense
Exchangeable Notes	$400,000	2.50%	$10,000	$17,477	$90	$27,567
Senior Secured Term Loan	$800,000	6.375%	$51,000	$1,334	$2,833	55,167

New interest expense			$61,000	$18,811	$2,923	$82,734
Less historical interest expense of Existing Credit Facility to be prepaid						$(8,460)
Less historical Vidara interest expense						(506)
Less historical Hyperion interest expense						(1,601)

Increase to pro forma interest expense						$72,167

Based on the Debt Commitment Letter, the interest rate on the Senior Secured Term Loans is assumed to be equal to the LIBOR rate, plus an applicable margin of 5.375% per annum (subject to a 1.00% LIBOR floor). This adjustment also includes the amortization of OID and deferred financing costs. Deferred financing costs include bank fees, financial advisory, legal, and other professional fees. These costs are deferred and recognized over the six-year term of the debt agreement using the straight-line method.

The interest rate used for purposes of preparing the accompanying unaudited pro forma combined statement of operations was 6.375%, which was derived by utilizing the 5.375% per annum applicable margin plus the 1.00% LIBOR floor rate. This rate may be considerably different from the actual interest rates incurred based fluctuations in the LIBOR rate.

In lieu of borrowing the committed amounts under the Debt Commitment Letter and subsequent to the Offering, the Company may borrow up to an aggregate of $800 million pursuant to an offering of senior notes and the arrangement of term loans, the terms of which may deviate from those included in the Debt Commitment Letter. As a result, actual interest rates on the Company’s debt may be considerably different. If the interest rate on the Company’s $800 million debt were to increase or decrease by 0.125%, the Company’s annual pro forma interest expense would increase or decrease by $1.0 million.

G.	Reflects the elimination of the bargain purchase gain recorded as part of the Merger.

H.	Represents the income tax benefit associated with the nonrecurring charges associated with the Merger removed from the pro forma statement of operations, using a combined federal and state statutory tax rate of 0%. The tax effect of the transaction related costs in the transition period was a blended rate of 0% due to the non-deductibility of certain costs. The tax effect of the incremental amortization expense of Vidara’s customer-related intangible assets and the amortization of the developed technology step up to estimated fair value was based on a blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. The Company has assumed a 0% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the Merger because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate; however, the entity has a full valuation allowance. The Company has assumed a 1.5% tax rate expense when estimating the tax impacts on the intercompany debt obligation due to Horizon Pharma Finance S.a.r.L from Horizon Pharma Holdings USA, Inc. The Company has assumed that any intercompany interest expense which is nondeductible under Code Section 163(j) would be a timing matter and would be deductible in future years based on future earnings.

I.	Reflects amortization expense adjustments related to the fair value of identifiable intangible assets recognized related to the Acquisition, as follows (in thousands):

Type of Intangible	Fair Value Adjustment	Useful Lives (Years)	For the Year Ending 12/31/2014
Developed technology	$1,006,900	8	$125,863

Historical Hyperion amortization expense			$(4,626)

Increase to pro forma amortization expense			$121,237

J.	Represents the income tax benefit associated with the non-recurring charges removed from the pro forma statement of income related to the Hyperion acquisition, using a combined federal and state statutory tax rate of 38%.

K.	Reflects the elimination of Hyperion interest income as all short-term and long-term investments will be converted into cash and will be used to fund the a portion of the Acquisition, all of Hyperion’s existing debt will be repaid and Hyperion stock options, restricted stock units and performance stock units will be net settled.

L.	Reflects the elimination of the $11.1 million charge to recognize additional cost of goods sold attributable to the stepped-up market value of Vidara inventory.

M.	Represents a total of $14.1 million in option cancellation payments, one-time bonuses and severance payments incurred as a result of the Merger.